NASB Financial, Inc.

                             NEWS RELEASE

Contact:  Rhonda Nyhus
          Vice President
          NASB Financial, Inc.
          12498 South 71 Highway
          Grandview, MO  64030
          Phone (816) 765-2200


FOR IMMEDIATE RELEASE:
NASB Financial, Inc. Announces Financial Results

     Grandview, Missouri (February 6, 2006) - NASB Financial, Inc. (NASDAQ:
NASB) announced today net income for the quarter ended December 31, 2005, of $5,209,000 or $0.62 per share. This compares to net income of $6,439,000 or $0.77 per share for the quarter ended September 30, 2005, and compares to net income of $6,919,000 or $0.82 per share for the quarter ended December 31, 2004. The decrease in earnings for the quarter ended December 31, 2005, was primarily the result of lower mortgage lending volumes and changes in the interest rate environment.
     During the quarter ended December 31, 2005, the company paid a quarterly dividend on common stock of $0.225 per share and a special dividend of $0.225 per share. During the quarter ended December 31, 2004, the company paid a quarterly dividend on common stock of $0.20 per share and a special dividend of $0.80 per share.
     NASB Financial, Inc. is a unitary thrift holding company for North American Savings Bank, F.S.B. ("North American" or the "Bank"). North American operates five offices in greater Kansas City, Missouri and others in Harrisonville, St. Joseph, and Excelsior Springs, Missouri. The Bank also has loan origination offices in Lee's Summit, Springfield, St. Charles and St. Louis, Missouri as well as Overland Park and Leawood, Kansas.

                (Financial Highlights Schedule Attached)


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NASB Financial, Inc.
Financial Highlights
(Dollars in thousands, except per share data)

                                                 Three months ended
                                        -------------------------------------
                                         12/31/05      9/30/05      12/31/04
                                        -------------------------------------
EARNINGS DATA:
Net interest income                    $   12,260       12,216       13,232
Provision for loan losses                      65          105          167
Non-interest income                         5,841        9,094        6,504
Non-interest expense                        9,897       11,145        8,673
Income tax expense                          2,930        3,621        3,977
                                           -------      -------      -------
   Net income                          $    5,209        6,439        6,919
                                           =======      =======      =======
FINANCIAL CONDITION DATA:
Total assets                           $ 1,552,886    1,556,344    1,417,560
Total loans and mortgage-backed
  and related securities                 1,438,684    1,450,377    1,325,082
Customer and brokered deposit
  accounts                                 848,105      802,694      679,044
Stockholders' equity                       149,578      148,887      137,886


FINANCIAL RATIOS AND PER SHARE DATA:
Book value per share                   $     17.77        17.65        16.31
Earnings per share                            0.62         0.77         0.82
Cash dividends paid per share                 0.45         0.225        1.00


Return on assets (annualized net income
  divided by total average assets)           1.34%        1.68%        1.99%

Return on equity (annualized net income
  divided by average stockholder's equity)  13.96%       17.51%       19.99%


Weighted average shares outstanding      8,434,562    8,444,371    8,455,442

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